Exhibit 10.3
GUARANTY OF AGREEMENT REGARDING LEASES
THIS GUARANTY OF AGREEMENT REGARDING LEASES (this “Guaranty”) is made and entered into to be effective as of November 7, 2006 (the “Effective Date”), by SENIOR CARE, INC., a Delaware corporation (“Guarantor”) in favor of VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“VRLP”).
R E C I T A L S :
WHEREAS, as of the Effective Date, VRLP and Senior Care Operations Holdings, LLC, a Delaware limited liability company (“SCT Holdings”), have executed and delivered that certain Agreement Regarding Leases (as the same may be renewed, extended, amended or modified from time to time, with or without notice to Guarantor, the “Agreement Regarding Leases”), pertaining to the Facilities referred to therein;
WHEREAS, Guarantor is a direct or indirect owner of 100% of the beneficial ownership interest in SCT Holdings, and Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Agreement Regarding Leases; and
WHEREAS, it is a condition to the entering into of the Agreement Regarding Leases by VRLP that Guarantor shall have executed and delivered this Guaranty.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Guarantor, and in order to induce VRLP to enter into the Agreement Regarding Leases, Guarantor hereby agrees as follows:
SECTION 1 DEFINITIONS. For purposes of this Guaranty, any capitalized terms used and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement Regarding Leases. In addition, as used herein the following capitalized terms shall have the following meanings:
“Acquisition” by any Person, shall mean the purchase or acquisition by such Person of any Capital Stock in another Person or any asset of another Person, whether or not involving a merger or consolidation with such other Person.
“Action” means any civil, criminal or administrative action, suit, demand, claim, arbitration, hearing, litigation, dispute or other proceeding or investigation by or before any Governmental Authority or arbitrator.
“Actual Balanced Care EBITDAR” means, for any period for Balanced Care Tenant, Consolidated Net Income for such period calculated solely with respect to Balanced Care Tenant, plus without duplication, to the extent deducted or otherwise not included in determining such Consolidated Net Income, the sum for such period of the following items, in each case determined solely with respect to Balanced Care Tenant: (i) amortization and depreciation expense, (ii) provision for income taxes (including provision for deferred taxes not payable currently), (iii) Consolidated Interest Expense, (iv) Rent Expense, and (v) non-cash charges as are reasonably acceptable to VRLP, but, excluding, for purposes hereof to the extent included in determining Consolidated Net Income for such period the following items, in each case determined solely with respect to Balanced Care Tenant: (A) extraordinary gains and losses and related tax effects thereon, and (B) other non-cash gains and losses thereon as are reasonably acceptable to VRLP.

“Actual Monthly Consolidated EBITDAR” means, for any calendar month for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, Consolidated Net Income for such period, plus without duplication, to the extent deducted or otherwise not included in determining Consolidated Net Income, the sum for such period of (i) amortization and depreciation expense, (ii) provision for income taxes (including provision for deferred taxes not payable currently), (iii) Consolidated Interest Expense, (iv) Rent Expense, and (v) non-cash charges as are reasonably acceptable to VRLP, but, excluding, for purposes hereof to the extent included in determining Consolidated Net Income for such period (A) extraordinary gains and losses and related tax effects thereon, and (B) other non-cash gains and losses thereon as are reasonably acceptable to VRLP.
“Agreement Regarding Leases” has the meaning set forth in the Recitals.
“Asset Disposition” by any Person shall mean and include (i) the sale, lease or other disposition of any property by such Person (including the Capital Stock of a Subsidiary of such Person), but for purposes hereof shall not include, in any event, (A) the sale of inventory in the ordinary course of business, (B) the sale, lease or other disposition of machinery and equipment no longer used or useful in the conduct of business and (C) a sale, lease, transfer or disposition of property to another Consolidated Subsidiary, and (ii) receipt by such Person of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its property.
“Average Debt” means, as of any date, for any Person, the average Debt balance for the immediately preceding calendar month.
“Balanced Care Guaranty” shall mean that certain Guaranty of Balanced Care Rent and Rent Payment Agreement made by IPC Equity Holdings Limited and SCRE Investments, Inc. in favor of VRLP and the Ventas Lessors listed thereunder (collectively, the “Balanced Care Landlord”) in respect of certain rent required to be paid pursuant to the Master Lease, as the same may be amended, renewed, supplemented, extended or modified from time to time.
“Balanced Care Landlord” shall have the meaning set forth in the definition of Balanced Care Guaranty, set forth herein.
“Balanced Care Tenant” shall mean collectively, jointly and severally, the entities listed on Schedule 1 attached hereto, together with their permitted successors and assigns.
“BR Trust” shall mean BR Trust, a trust organized under the laws of the Bailiwick of Guernsey.
“Capital Lease” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP and in the reasonable judgment of such Person, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” shall mean, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof; provided, however, that leases of real property that provide for contingent rent based on the financial performance of the tenant shall not be deemed to be Capital Stock.
“Cash Interest Expense” shall mean, for any period, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP, all interest payable in cash in respect of Debt during such period (whether or not actually paid during such period) and all payments due under Interest Rate Protection Agreements by Guarantor and its Consolidated Subsidiaries determined on a consolidated basis (net of payments to such parties by any counter party thereunder).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Consolidated Adjusted Leverage Ratio” shall mean, at any date, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, the ratio of:
(a) the sum of:
(i) Average Debt, net of cash and restricted cash shown on the balance sheet, and
(ii) Rent Expense, as of such date, for the Trailing Four Quarter Period ending on such date multiplied by eight (8), to:
(b) Consolidated EBITDAR for the Trailing Four Quarter Period ending on such date.
“Consolidated EBITDAR” shall mean, for any period, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, Consolidated Net Income for such period, plus without duplication, to the extent deducted in determining Consolidated Net Income, the sum for such period of (i) amortization and depreciation expense, (ii) provision for income taxes (including provision for deferred taxes not payable currently), (iii) Consolidated Interest Expense, (iv) Rent Expense, and (v) non-cash charges as are reasonably acceptable to the Landlord but, excluding, for purposes hereof to the extent included in determining Consolidated Net Income for such period (A) extraordinary gains and losses and related tax effects thereon, and (B) other non-cash gains and losses thereon as are reasonably acceptable to the Landlord, provided, that during the First Lease Year, Consolidated EBITDAR with respect to Guarantor and its Consolidated Subsidiaries other than Balanced Care Tenant shall equal the First Year Consolidated EBITDAR, and provided further that for the period beginning on the date hereof and ending on the last day prior to the third anniversary of the date hereof, Consolidated EBITDAR for Balanced Care Tenant shall mean, for any period, the greater of (a) Actual Balanced Care EBITDAR for such period, and (b) the aggregate sum of each Guarantor Rent Payment actually paid to Balanced Care Landlord during such period.

“Consolidated Interest Expense” shall mean, for any period, all interest expense for Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, including amortization of debt discount and premium, the interest component under Capital Leases (and also including, to the extent required under GAAP, the implied interest component under a Securitization) and all payments due under Interest Rate Protection Agreements by Guarantor and its Consolidated Subsidiaries determined on a consolidated basis (net of payments to such parties by any counter party thereunder), but excluding the amortization of any deferred financing fees. The applicable period of determination shall be the Trailing Four Quarter Period.
“Consolidated Net Income” shall mean, for any period, the net income or loss of Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP. The applicable period of determination shall be the Trailing Four Quarter Period.
“Consolidated Net Worth” shall mean, as of any date, for Guarantor and its Consolidated Subsidiaries on a consolidated basis, consolidated shareholders’ equity or net worth (including preferred and common equity) less goodwill and other intangible assets as of such date as determined in accordance with GAAP.
“Consolidated Subsidiary” shall mean, as to any Person, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.
“Control”, with respect to any Person, shall mean the legal right or power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, by contract or through the ownership of voting securities, partnership interests or other equity interests, or otherwise. “Controlled” and “Controlling” shall have the correlative meanings thereto.
“Debt” of Guarantor or any of its Consolidated Subsidiaries shall mean, without duplication, any indebtedness of Guarantor or any of its Consolidated Subsidiaries, whether or not contingent, in respect of:
(i) borrowed money or evidenced by bonds, notes, debentures or similar instruments;
(ii) indebtedness for borrowed money secured by any encumbrance existing on property owned by Guarantor or its Consolidated Subsidiaries, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such encumbrance;
(iii) all reimbursement obligations in connection with any letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligation or obligation under any title retention agreement;

(iv) all net obligations of such Person under any Interest Rate Protection Agreement valued in accordance with GAAP;
(v) all obligations in respect of any preferred equity to the extent payments are being made thereon;
(vi) indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer and, as such, has personal liability for such obligations, but only if and to the extent there is recourse to such Person for payment thereof,
(vii) any obligations of Guarantor and its Consolidated Subsidiaries with respect to redemption, repayment or other repurchase of any Equity Interest or the principal amount of any Subordinated Debt (regardless of whether interest or principal is then-currently payable with respect thereto);
(viii) any lease of property by Guarantor or any of its Consolidated Subsidiaries as lessee which is reflected as a capital lease obligation on the consolidated balance sheet of Guarantor or its Consolidated Subsidiaries;
to the extent, in the case of items of indebtedness under clauses (i) through (viii) above, that any such items would appear as a liability on Guarantor’s or its Consolidated Subsidiaries’ consolidated balance sheet in accordance with GAAP; or
(ix) the liquidation preference of any Equity Interest of Guarantor or any shares of preferred stock of any of its Consolidated Subsidiaries to the extent payments are being made thereon.
Debt also includes, to the extent not otherwise included, any obligations by Guarantor and its Consolidated Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than Guarantor or any other Guarantor) including Debt secured by a Lien on any assets of such Person, whether or not such Person shall have assumed such indebtedness.
Debt shall not include endorsements of instruments for deposit or collection in the ordinary course of business. In the case of Debt as of any date issued with original issue discount, the amount of such Debt shall be the accreted value thereof as of such date.
“Equity Interest” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“First Lease Year” shall mean the period beginning on the date hereof and ending on the last day prior to the first anniversary of the date hereof.
“First Year Consolidated EBITDAR” shall mean

(i) as of the date hereof and the first day of the next following calendar month, Pro Forma Consolidated EBITDAR, and
(ii) as of the first day of each following calendar month thereafter, an amount equal to: (A) the First Year Consolidated EBITDAR as of the first day of the preceding calendar month less (B) 1/12 of the Pro Forma Consolidated EBITDAR plus (C) Actual Monthly Consolidated EBITDAR with respect to the preceding calendar month.
“Fiscal Quarter” shall mean a fiscal quarter of any Guarantor or any of their Consolidated Subsidiaries, as the context may require.
“Fiscal Year” shall mean a fiscal year of any Guarantor or any of their Consolidated Subsidiaries, as the context may require.
“Fixed Charge Coverage Ratio” shall mean, for Guarantor and its Consolidated Subsidiaries on a consolidated basis, Consolidated EBITDAR for such period divided by the sum of (i) scheduled principal payments on Debt of Guarantor and its Consolidated Subsidiaries required to be made during such period (regardless of whether actually paid) and amortization of discount or premium related to any such Debt for such period, whether expensed or capitalized, (ii) Cash Interest Expense for such period, (iii) Rent Expense for such period and (iv) dividends or distributions to the extent paid on or in respect of any preferred equity of Guarantor for such period notwithstanding the prohibition on payment of same. The applicable period of determination shall be the Trailing Four Quarter Period.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or Commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantor Rent Payment” has the meaning set forth in the Balanced Care Guaranty.
“Indemnified Party” has the meaning set forth in Section 10.
“Interest Rate Protection Agreements” shall mean any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect Guarantor or any Consolidated Subsidiary against fluctuations in interest rates or to reduce the effect of any such fluctuations.

“Lien” shall mean with respect to any asset or property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting such asset or property or any portion thereof or any tenant or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Losses” means, without duplication, all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person), including reasonable attorneys’ fees and costs of investigation.
“Master Lease” shall mean that certain Master Lease Agreement, dated as of the date hereof, as the same may be amended, modified, or supplemented, including, without limitation pursuant to the “Combination Lease” and the “New Lease” provisions set forth in Section 39 and Section 40 thereof.
“Parents” means with respect to any Person, the entity or entities Controlling such Person.
“Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.
“Pro Forma Basis” shall mean, for purposes of determining compliance with any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the applicable period ending on a Quarterly Measurement Date for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Guaranty. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of an Asset Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Asset Disposition shall be excluded to the extent relating to any period prior to the actual date of the subject transaction, and (B) Debt paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of an Acquisition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the actual date of the subject transaction, and (B) Debt incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder).
“Pro Forma Consolidated EBITDAR” means Fifty-Nine Million Eight Hundred and Four Thousand Six Hundred and Sixty-Three Dollars ($59,804,663).
“Property Lease” and “Property Leases” have the meanings set forth in the Agreement Regarding Leases.

“Quarterly Measurement Date” shall mean the last Business Day of March, June, September and December in each year, commencing on or after the date hereof.
“Rent Expense” shall mean, for any period for Guarantor and its Consolidated Subsidiaries, rent expense computed under and in accordance with GAAP.
“SCT Holdings” has the meaning set forth in the Recitals.
“SCT Lessees” has the meaning set forth in the Agreement Regarding Leases.
“SCT Parent” shall mean SC Operations Holdings Inc., an Ontario corporation.
“SCT Rent Payments” has the meaning set forth in the Agreement Regarding Leases.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of September 6, 2006 among SCRE Investments, Inc., IPC Equity Holdings Limited, Ventas Holdings, and Ventas, Inc.
“Securitization” shall mean a securitization of any assets in a single asset securitization or a pooled loan securitization.
“Subordinated Debt” shall mean Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the loans and obligations owing hereunder and the guaranties thereof.
“Third Party Claim” shall mean a pending or threatened claim or demand asserted by a third party, including any Governmental Authority, against an Indemnified Party.
“Trailing Four Quarter Period” shall mean with respect to a date, (i) if such date is between the date hereof and June 30, 2006 inclusive, the second calendar quarter of 2006, (ii) if such date is between July 1, 2006 and September 30, 2006 inclusive, the second and third calendar quarters of 2006, (iii) if such date is between October 1, 2006 and December 31, 2006 inclusive, the second, third and fourth calendar quarters of 2006, and (iv) on or after January 1, 2007, the period of four consecutive full fiscal quarters of the Guarantor and its Consolidated Subsidiaries ended on such date. Any amount measured with respect to a Trailing Four Quarter Period that is less than one year, shall be annualized by multiplying such amount by a fraction, the numerator of which is four and the denominator of which is the number of calendar quarters in such Trailing Four Quarter Period.
“Ventas Holdings” shall mean VSCRE Holdings, LLC, a Delaware limited liability company.

SECTION 2 GUARANTY. Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees (i) the full and prompt payment of all SCT Rent Payments and other sums required to be paid by SCT Holdings under the Agreement Regarding Leases, (ii) the full and timely performance of all other terms, conditions, covenants and obligations, of SCT Holdings under the Agreement Regarding Leases, and (iii) any and all expenses (including reasonable attorneys’ fees and expenses) incurred by VRLP in enforcing any rights under the Agreement Regarding Leases or this Guaranty (all such obligations in clauses (i)-(iii), collectively, are referred to as the “Guaranteed Obligations”). Guarantor agrees that this Guaranty is a guarantee of payment and performance, not collection, and that Guarantor is primarily liable and responsible for the payment and performance of the Guaranteed Obligations. It is not necessary for VRLP, in order to enforce payment and performance by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against SCT Holdings or others liable for any of the Guaranteed Obligations or to enforce rights against any collateral securing any of it. With the exception of the defense of prior payment, performance, or compliance by SCT Holdings or Guarantor of the Guaranteed Obligations which Guarantor is called upon to pay, or the defense that VRLP’s claim against Guarantor hereunder is barred by the applicable statute of limitations, all defenses of the law of guaranty or suretyship, including, without limitation, substantive defenses and procedural defenses, are waived and released by Guarantor to the extent permitted by law. Except as provided in the preceding sentence, under no circumstances will the liability of Guarantor under this Guaranty be terminated either with respect to any period of time when the liability of SCT Holdings under the Agreement Regarding Leases continues, or with respect to any circumstances as to which the Guaranteed Obligations have not been fully discharged by payment, performance or compliance.
SECTION 3 GUARANTY ABSOLUTE. The liability and responsibilities of Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, or deduction and shall not be released, discharged, affected or impaired by (i) any change in the time, manner, or place of payment or performance of any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to or departure from, or termination of, the Agreement Regarding Leases or any of the Property Leases, (ii) any release or discharge of SCT Holdings or any SCT Lessee in any bankruptcy, receivership or other similar proceedings, (iii) the impairment, limitation or modification of the liability of SCT Holdings or the estate of SCT Holdings in bankruptcy or any SCT Lessee or the estate of any SCT Lessee in bankruptcy, or of any remedy for the enforcement of SCT Holdings’s liability under the Agreement Regarding Leases, resulting from the operation of any present or future provisions of any bankruptcy code or other statute or from the decision in any court, the rejection or disaffirmance of the Agreement Regarding Leases in any such proceedings, or the assignment or transfer of the Agreement Regarding Leases by SCT Holdings, (iv) any failure, omission or delay on the part of VRLP to enforce, assert or exercise any right, power or remedy conferred on or available to VRLP in or by the Agreement Regarding Leases or this Guaranty, or any action on the part of VRLP granting indulgence or extension in any form whatsoever or any invalidity, irregularity or unenforceability as to SCT Holdings of all or any part of the Guaranteed Obligations or any security therefor, (v) the waiver by VRLP of the performance or observance by SCT Holdings or Guarantor of any of the agreements, covenants, terms or conditions contained in the Agreement Regarding Leases or this Guaranty, (vi) any merger, consolidation, reorganization or similar transaction involving SCT Holdings even if SCT Holdings ceases to exist as a result of (and is not the surviving party in) such transaction, (vii) the inability of VRLP or SCT Holdings to enforce any provision of the Agreement Regarding Leases for any reason, (viii) any change in the corporate relationship between SCT Holdings and Guarantor or any termination of such relationship, (ix) any change in the ownership of all or any part of the membership interests in SCT Holdings, (x) the inability of

SCT Holdings to perform, or the release of SCT Holdings or Guarantor from the performance of, any obligation, agreement, covenant, term or condition under the Agreement Regarding Leases or this Guaranty by reason of any law, regulation or decree, now or hereafter in effect, (xi) any merger of the leasehold estate of any SCT Lessee with the fee estate or any other estate in any facility or (xii) any disability or other defense of SCT Holdings. VRLP and SCT Holdings, without notice to or consent by Guarantor, may at any time or times enter into such modifications, extensions, amendments, or other covenants with respect to the Agreement Regarding Leases as they may deem appropriate and Guarantor shall not be released thereby, but shall continue to be fully liable for the payment and performance of all liabilities, obligations and duties of SCT Holdings under the Agreement Regarding Leases as so modified, extended or amended.
SECTION 4 REINSTATEMENT. Guarantor further agrees that, if at any time all or any part of any payment applied to any of the Guaranteed Obligations is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Guarantor), such Guaranteed Obligations shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application had not been made.
SECTION 5 CERTAIN ACTIONS. VRLP may, from time to time, at its discretion and without notice to Guarantor, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Guarantor, with respect to any of the Guaranteed Obligations; (b) extend or renew for one or more periods (regardless of whether longer than the original period), or release or compromise any obligation of Guarantor hereunder or any obligation of any nature of any other obligor (including, without limitation, SCT Holdings) with respect to any of the Guaranteed Obligations; or (c) release or fail to perfect any lien upon or security interest in, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Guaranteed Obligations or any obligation hereunder, or extend or renew for one or more periods (regardless of whether longer than the original period) or release or compromise any obligations of any nature of any obligor with respect to any such property.
SECTION 6 WAIVER. To the extent permitted by applicable law, Guarantor hereby expressly waives: (i) notice of the acceptance of this Guaranty, (ii) except as otherwise provided in the Agreement Regarding Leases or this Guaranty, notice of the existence or creation or non-payment of all or any of the Guaranteed Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever except as otherwise provided in the Agreement Regarding Leases or this Guaranty, and (iv) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.
SECTION 7 WAIVER OF SUBROGATION. Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty to the claims of VRLP against SCT Holdings and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from SCT Holdings which it may at any time otherwise have as a result of this Guaranty prior to final payment and satisfaction of the Guaranteed Obligations.

SECTION 8 DELIVERY OF FINANCIAL INFORMATION.
8.1. Financial Statements, Etc. Guarantor shall deliver the following information to VRLP:
(a) as soon as available, and in any event within fifty (50) days (or ninety (90) days in the event that VRLP notifies Guarantor in writing that VRLP and its Parents are not required, pursuant to the rules and regulations of the SEC, to include such statements in their filings with the SEC) after the close of each Fiscal Year, in hard copy and electronic format, in form satisfactory to VRLP and accompanied by a checklist in the form attached hereto as Exhibit A completed by Guarantor, and presented on a consolidated as well as a property-by-property basis, complete financial statements prepared for such year with respect to Guarantor and its Consolidated Subsidiaries, including a balance sheet as of the end of such year, together with related statements of operations, cash flows and changes in equity for such Fiscal Year, audited by a “Big Four” accounting firm or a nationally recognized, independent certified public accounting firm reasonably satisfactory to VRLP whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Guarantor as a going concern or any other material qualification. Together with Guarantor’s audited financial statements, Guarantor shall furnish to Landlord an Officer’s Certificate (i) certifying as of the date thereof whether to the best of such Guarantor’s knowledge there exists an event or circumstance which constitutes a default or Event of Default under the Agreement Regarding Leases or under the Property Leases and if such default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, (ii) certifying that the information contained in such financial statements is true and correct in all material respects, and (iii) demonstrating in reasonable detail compliance with the provisions of Sections 9.1, 9.2, 9.3, and 9.5 hereof (including in detail all calculations necessary therein).
(b) as soon as available and in any event within thirty (30) days (or forty-five (45) days in the event that VRLP notifies Guarantor in writing that VRLP and its Parents are not required, pursuant to the rules and regulations of the SEC, to include such statements in their filings with the SEC) after the close of each Fiscal Year, in form satisfactory to VRLP and accompanied by a checklist in the form attached hereto as Exhibit A completed by the applicable Guarantor, unaudited financial statements prepared for such year with respect to Guarantor and its Consolidated Subsidiaries including a balance sheet as of the end of such year, together with related statements of operations and cash flows for such Fiscal Year. Together with Guarantor’s unaudited financial statements, Guarantor shall furnish to Landlord an Officer’s Certificate (i) certifying as of the date thereof whether to the best of such Guarantor’s knowledge there exists an event or circumstance which constitutes a default or Event of Default under the Agreement Regarding Leases or under the Property Leases and if such default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, (ii) certifying that the information contained in such financial statements is true and correct in all material respects, and (iii) demonstrating in reasonable detail compliance with the provisions of Sections 9.1, 9.2, 9.3, and 9.5 hereof (including in detail all calculations necessary therein).

(c) as soon as available and in any event within thirty (30) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Guarantor and its Consolidated Subsidiaries, in form satisfactory to VRLP and accompanied by a checklist in the form attached hereto as Exhibit A completed by Guarantor, (i) an unaudited consolidated balance sheet of Guarantor and its Consolidated Subsidiaries, together with the related consolidated and consolidating statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year ended at such Fiscal Quarter and a consolidated statement of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, all of which shall be prepared on a comparative basis with the same periods of the previous year (to the extent available) in accordance with GAAP. Together with Guarantor’s interim financial statements, Guarantor shall furnish to Landlord an Officer’s Certificate (i) certifying as of the date thereof whether to the best of such Guarantor’s knowledge there exists an event or circumstance which constitutes a default or Event of Default under the Agreement Regarding Leases or under the Property Leases and if such default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, (ii) certifying that the information contained in such financial statements is true and correct in all material respects, and (iii) demonstrating in reasonable detail compliance with the provisions of Sections 9.1, 9.2, 9.3, and 9.5 hereof (including in detail all calculations necessary therein).
(d) as soon as available and in any event within thirty (30) days after the end of each month of each Fiscal Year of Guarantor and its Consolidated Subsidiaries (and, with respect to the calendar month immediately preceding the month in which the Effective Date occurs, thirty (30) days following the end of such calendar month), (i) an unaudited consolidated balance sheet of Guarantor and its Consolidated Subsidiaries, together with the related consolidated and consolidating statements of operations for such month and for the portion of the Fiscal Year ended at such month and a consolidated statement of cash flows for the portion of the Fiscal Year ended at the end of such month, all of which shall be prepared on a comparative basis with the same periods of the previous year (to the extent available) and in accordance with GAAP.
8.2. Guarantor agrees that any financial statements of Guarantor and its Consolidated Subsidiaries required to be delivered to VRLP hereunder and under the Lease Documents may, without the prior consent of, or notice to, Guarantor, be included and disclosed in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of VRLP’s (or VRLP’s direct or indirect Parent’s) securities or interests, and in any registration statement, report or other document permitted or required to be filed under applicable federal and state laws, including those of any successor to VRLP. Guarantor agrees to provide such other reasonable financial and other information necessary to facilitate a private placement or a public offering or to satisfy the SEC or regulatory disclosure requirements. Guarantor agrees to cause its independent auditors, at VRLP’s cost, to consent, in a timely manner, to the inclusion of their audit report issued with respect to such financial statements in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of VRLP (or VRLP’s direct or indirect Parent) with a standard accountant’s “comfort” letter with regard to the financial information of Guarantor and its Consolidated Subsidiaries included or incorporated by reference into any prospectus or other offering document. Guarantor also agrees to make available to any underwriter participating in an offering of Ventas (or VRLP’s direct or indirect Parent’s) securities or interests, and any attorney, accountant or other agent or representative retained by an underwriter (an “Inspector”), all financial and other records and pertinent corporate documents of Guarantor as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Guarantor’s directors, officers and employees to supply all information requested by any such Inspector in connection with such offering. Upon request of VRLP, Guarantor shall notify VRLP of any necessary corrections to information VRLP proposes to publish within a reasonable period of time (not to exceed three (3) Business Days) after being informed thereof by VRLP. Without limiting the foregoing, Guarantor shall provide or cause to be provided to VRLP and take such actions, in each case, as required under this Section 8.2 promptly and in any event within such time periods to permit VRLP to make all filings required by the SEC or any other Governmental Authority in a timely fashion under applicable laws. All reasonable costs and expenses incurred by Guarantor and/or Guarantor’s directors, officers, and employees solely with respect to this Section 8.2 shall be the sole responsibility of VRLP.
SECTION 9 FINANCIAL COVENANTS.
9.1. Fixed Charge Coverage Ratio.
(a) Guarantor covenants and agrees with VRLP that at each Quarterly Measurement Date the Fixed Charge Coverage Ratio will not be less than 1.10 to 1.00.
(b) For purposes of calculating the foregoing ratio, Asset Dispositions or Acquisitions which have occurred during such period shall be included on a Pro Forma Basis.
9.2. Consolidated Adjusted Leverage Ratio.
(a) Guarantor covenants and agrees with VRLP that at each Quarterly Measurement Date the Consolidated Adjusted Leverage Ratio will not exceed 8.00:1.00.
(b) For purposes of calculating the foregoing ratio, Asset Dispositions or Acquisitions which have occurred during such period shall be included on a Pro Forma Basis.
9.3. Minimum Consolidated Net Worth.
(a) Guarantor covenants and agrees with VRLP that for each Fiscal Quarter, the Consolidated Net Worth of Guarantor will not be less than the sum of (a) Forty Million Dollars ($40,000,000.00) plus (b) 90% of any proceeds (without duplication) received by Guarantor or any of its Consolidated Subsidiaries pursuant to the issuance of any equity securities of such entities following the Effective Date.
9.4. INTENTIONALLY OMITTED.
9.5. Distributions. Following the occurrence and during the continuance of a default hereunder or an Event of Default under the Agreement Regarding Leases or the Property Leases, Guarantor shall not make any distributions to any partners, parent entities, or affiliates.

9.6. Default. If, at any time during the term of the Agreement Regarding Leases, Guarantor fails to comply with any of the covenants set forth in this Section 9, Guarantor shall be deemed to be in default hereunder, beyond any applicable notice and/or cure periods. Notwithstanding the foregoing, following the occurrence and during the continuance of a default under Section 9.1(a) hereof or an Event of Default resulting from a breach of the covenant relating to the Portfolio Coverage Ratio pursuant to Paragraph 6(a)(xviii) of the Agreement Regarding Leases, in each case, within the first twelve (12) months following the date of this Guaranty only, neither VRLP nor any Ventas Lessor (as such term is defined under the Agreement Regarding Leases) shall exercise any of the rights and remedies set forth in Paragraph 6(b) of the Agreement Regarding Leases or in Section 17.2, Section 17.3, or Section 17.4 of the Property Leases during such twelve (12) month period, provided, that during such twelve (12) month period, VRLP and each Ventas Lessor shall have all other rights and remedies available to them under the other provisions of the Transaction Documents with respect to any such default.
SECTION 10 INDEMNITY.
10.1. INTENTIONALLY OMITTED.
10.2. Guarantor shall indemnify and save VRLP, its Affiliates, its direct and indirect Parents, directors, employees, agents and each Person, if any, who controls VRLP or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, (each such party, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against (i) any and all claims against any of them of whatever nature arising from any act, omission or negligence of Guarantor, its contractors, licensees, subtenants, agents, servants, employees, invitees or visitors, (ii) all claims against any Indemnified Party arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of this Lease in or about the Facilities or in connection with the Lease Documents, and (iii) all damages resulting from any breach, violation or non-performance of any covenant, condition or agreement in this Guaranty, the Agreement Regarding Leases, or the Property Leases set forth and contained on the part of Guarantor, SCT Holdings or the SCT Lessees to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, consequential damages, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon (including, without limitation, reasonable attorneys’ fees), and the defense thereof.
SECTION 11 DEFAULTS. In addition to any default or breach of any representation, warranty, agreement, covenant or other undertaking by Guarantor hereunder, the following shall also constitutes defaults hereunder: (i) any default under the Agreement Regarding Lease or under any Property Lease, beyond applicable notice and cure periods, (ii) if at any time during the term of the Agreement Regarding Leases, any audit or financial statement of Guarantor contains a qualified opinion regarding Guarantor’s ability to continue its operations as a “going concern”, or (iii) the insolvency of Guarantor or its inability to pay any of its obligations when due.

SECTION 12 REPRESENTATIONS AND WARRANTIES. To induce VRLP and the Ventas Lessors to enter into the Transaction Documents, Guarantor represents and warrants to VRLP as follows:
(a) Status and Authority of Guarantor. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor has all requisite power and authority to enter into and perform its obligations under this Guaranty and to consummate the transactions contemplated hereby. Guarantor is duly qualified and is in good standing, to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.
(b) Action of Guarantor. Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty, and this Guaranty constitutes the valid and binding obligation and agreement of Guarantor, enforceable against Guarantor in accordance with its terms.
(c) No Violations of Agreements. Neither the execution, delivery or performance of this Guaranty by Guarantor, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Facility or any property or assets of Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other material agreement or instrument by which Guarantor is bound.
(d) Litigation. Guarantor has received no written notice and, to Guarantor’s knowledge, no action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
(e) Ownership Structure. Attached here to as Exhibit B (and Schedule A attached thereto) is a true and correct structure chart depicting and describing the direct and indirect ownership interests in the SCT Lessees, SCT Holdings, and Guarantor.
SECTION 13 MISCELLANEOUS.
13.1. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall be effective unless the same shall be in writing and signed by VRLP.

13.2. Addresses for Notices. All notices hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed as follows, or to such other address as shall be designated by Guarantor or VRLP in written notice to the other party:

If to Guarantor:	Senior Care, Inc. Plaza II Office Building 9510 Ormsby Station Road Louisville, Kentucky 40223 Attention: President Facsimile: (502) 753-6101

with a copy to:

Senior Care, Inc. Plaza II Office Building 9510 Ormsby Station Road Louisville, Kentucky 40223 Attention: General Counsel Facsimile: (502) 753-6104

If to VRLP:	Ventas Realty Limited Partnership c/o Ventas, Inc. 111 South Wacker Drive Suite 4800 Chicago, Illinois 60606 Attention: Lease Administration Facsimile: (312) 660-3850

with a copy to:	Ventas, Inc. 10350 Ormsby Park Place Suite 300 Louisville, Kentucky 40223 Attention: General Counsel Facsimile: (502) 357-9001
13.3. No Waiver; Remedies. No failure on the part of VRLP to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies available at law or equity.
13.4. Continuing Guaranty; Transfer of Interest. This Guaranty shall create a continuing guaranty and will (i) remain in full force and effect until payment and performance in full and satisfaction of the Guaranteed Obligations, (ii) be binding upon Guarantor and its successors and assigns, and (iii) inure, together with the rights and remedies of VRLP hereunder, to the benefit of VRLP and its successors, as permitted under the Agreement Regarding Leases. Without limiting the generality of the foregoing clause, if and when VRLP assigns or otherwise transfers any interest held by it under the Agreement Regarding Leases to any other person, that other person shall thereupon become vested with all the benefits held by VRLP under this Guaranty.

13.5. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
13.6. INDUCEMENT TO LANDLORD. Guarantor acknowledges and agrees that the execution and delivery of this Guaranty by Guarantor to VRLP has served as a material inducement to VRLP to execute and deliver the Agreement Regarding Leases, and Guarantor further acknowledges and agrees that but for the execution and delivery of this Guaranty by Guarantor, VRLP would not have executed and delivered the Agreement Regarding Leases.
13.7. SUBMISSION TO JURISDICTION. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any State or Federal court located in New York County, New York State over any action, suit or proceeding to enforce or defend any right under this Guaranty or otherwise arising from or relating to this Guaranty, and Guarantor irrevocably agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such court. Guarantor hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum or venue to the maintenance of any such action, suit or proceeding. Guarantor hereby agrees that a final, non-appealable judgment in, any such action, suit or proceeding shall be, conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
13.8. WAIVER OF JURY TRIAL. Guarantor hereby waives, to the fullest extent permitted by applicable law, any right to a trial by jury in any action, suit or proceeding to enforce or defend any rights under this Guaranty or any other transaction document or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or arising from or relating to any relationship existing in connection with this guaranty, and agrees, to the fullest extent permitted by applicable law, that any such action, suit or proceeding shall be tried before a court and not before a jury.
13.9. COOPERATION, FURTHER ASSURANCES. Guarantor covenants, and agrees to sign, execute and deliver or cause to be signed, executed and delivered and to do or make, or to cause to be done or make, upon the written request of VRLP, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirming or otherwise, as may be reasonably required by VRLP for the purpose of, or in connection with, the transaction contemplated hereby, including, without limitation, a reaffirmation of this Guaranty upon the execution of any Other Leases. Upon full and final payment and performance of the Guaranteed Obligations, VRLP agrees to execute a release for the benefit of Guarantor, in form and content reasonably satisfactory to VRLP. Notwithstanding anything to the contrary contained herein, this Guaranty shall survive for a period of twelve (12) months after the expiration or earlier termination of the Agreement Regarding Leases, and Guarantor shall be liable to VRLP hereunder for any Guaranteed Obligations which arise during such period and relate to matters which (i) occurred during the term of the Agreement Regarding Leases or (ii) SCT Holdings is otherwise required to indemnify VRLP against pursuant to the terms of the Agreement Regarding Leases.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Guarantor has caused this Guaranty to be effective as of the Effective Date.

GUARANTOR: SENIOR CARE, INC., a Delaware corporation
By:	/s/ Robin L. Barber
	Name:	Robin L. Barber
	Title:	Secretary

ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
On the 1st day of November, 2006 before me, the undersigned, personally appeared Robin L. Barber, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument on behalf of SENIOR CARE, INC. and acknowledged to me that he/she executed the same in his/her capacity and that by his/her signatures on the instrument, such entity upon behalf of which the individual acted, executed the instrument.

/s/ illegible

(Notary Seal)	Signature and Office of Individual Taking

Acknowledgement

EXHIBIT A
Checklist
ARL Guaranty
Financial Reporting Checklist

Quarterly Reporting

Section 8.1(c)	Unaudited financial statements of Guarantor with Officer’s Certificate 30 Days after the end of first three Fiscal Quarters	☐

Section 8.1(c)	Unaudited financial statements of Consolidated Subsidiaries 30 Days after the end of first three Fiscal Quarters	☐

Annual Reporting

Section 8.1(a)	Audited financial statements of Guarantor with Officer’s Certificate 50 Days after the end of each Fiscal Year	☐

Section 8.1(a)	Audited financial statements of Consolidated Subsidiaries 50 Days after the end of each Fiscal Year	☐

Section 8.1(b)	Unaudited financial statements of Guarantor with Officer’s Certificate 30 Days after the end of each Fiscal Year	☐

Section 8.1(b)	Unaudited financial statements of Consolidated Subsidiaries 30 Days after the end of each Fiscal Year	☐

By:

Name:
Title:

EXHIBIT B
Ownership Chart

1. The BR Trust is resident in Canada but is governed by Guernsey law. Barry Reichmann is the sole beneficiary of the BR Trust. The trustee is TBMM Services, Inc., an Ontario corporation. TBMM Services Inc. is owned/controlled by Barry Reichmann.
2. SC Operations Holdings Inc. is majority owned and controlled by the BR Trust. SC Operations Holdings Inc. is an Ontario corporation.
3. Devco is majority owned by SC Operations Holdings, Inc. The minority investors consist of (a) Calindas, LLC, a Delaware limited liability company and (b) management of Senior Care, Inc. The sole member of Calindas, LLC is Stedlinca, Inc., an Ontario corporation, which is owned and controlled by Manfred Walt and his family. Devco is a sister company to Senior Care, Inc.
4. Senior Care, Inc. is majority owned by SC Operations Holdings, Inc. See Schedule A for minority ownership information. All subsidiaries of Senior Care, Inc. are wholly-owned by Senior Care, Inc.
5. All entities exist under Delaware law unless otherwise noted.

Operations Structure

BR Trust[1]
SC Operations Holdings Inc.[2]
Reichmann Senior Housing Development, Inc. ("Devco")[3]
Senior Care, Inc.[4]
SC EC Master Tenant, LLC
Gateway at Norton Rehabilitation Hospital, LLC
Senior Care Operations Holdings, LLC
United Rehab Ancillary Holding, LLC
EC Southern Pines Holding, LLC
3EC Lease Operators
Ancillary Business Operators
Opco
Realtyco
8 EC Operators
7 HCG Operators
17 AL Operators
19 UR Operators
15 BCC Operators

Schedule A to Exhibit B
Ownership of Senior Care, Inc.
The total number of shares of all classes of stock which the Senior Care, Inc. shall have authority to issue is (i) 200,000 shares of Class A Common Stock, $.01 par value per share (“Class A Common Stock”), (ii) 20,000 shares of Class B Common Stock, $.01 par value per share, (“Class B Common Stock,” and together with the Class A Common Stock, “Common Stock”) and (ii) 100,000 shares of Preferred Stock (“Preferred Stock”), $.01 par value per share, of which 25,000 shall be designated “Series A Preferred Stock,” of which 1000 shall be designated “Series B Preferred Stock,” of which 39,000 shall be designated “Series C Preferred Stock,” and of which 35,000 shares shall be designated “Series D Convertible Preferred Stock. On the date hereof, the Common Stock and the Preferred Stock are owned as follows:

		Number of Shares
		Issued and
Holder	Class	Outstanding
SC Operations Holdings, Inc.	Class A Common	88,000
Calindas, LLC	Class B Common	12,000

SC Operations Holdings, Inc.	Series A Preferred	25,000

SC Operations Holdings, Inc.	Series B Preferred	1,000

SC Operations Holdings, Inc.	Series C Preferred	4,748

Management	Series D Convertible Preferred	25,000

Schedule 1
Balanced Care Tenant

BCC Medina Operations, LLC
AL Sagamore Hills Operations, LLC
BCC Washington Township Operations, LLC
BCC Ontario Operations, LLC
AL Kingsport Operations, LLC
BCC Shippensburg Operations, LLC
AL Dillsburg Operations, LLC
AL Lebanon Operations, LLC